PRICING SUPPLEMENT                                         File No. 333-122639
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated February 25, 2005)
Pricing Supplement Number: 2461


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                                Fixed Rate Notes

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Principal Amount:         $950,000,000

Issue Price:              100.00%

CUSIP Number:             59018YVV0

Interest Rate:            4.79% per annum

Original Issue Date:      August 4, 2005

Stated Maturity Date:     August 4, 2010

Interest Payment Dates:   February 4th and August 4th of each year, commencing on February 4, 2006 subject to the following Business Day convention.

Repayment at the Option
of the Holder:            The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:           The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                     The Notes will be issued in fully registered book-entry form. As described in the accompanying prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The
                          Depository Trust Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee.

                          Investors may elect to hold interests in the global Notes through either the depository, in the
                          United States, or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), or Euroclear
                          Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in these systems, or indirectly through organizations which are participants in these systems.

                          Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold interests in customers'
                          securities accounts in the depositaries' names on the books of the depository. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase
                          Bank, N.A. acts as U.S. depositary for Euroclear (the "U.S. Depositaries"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof.
                          Except as set forth below or in the accompanying prospectus supplement, the global securities may be transferred, in whole but not in part, only to another nominee of the depositary or to a successor of the depository or its nominee.

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Trustee:                  JPMorgan Chase Bank, N.A.

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Loop Capital Markets LLC and
                          Fifth Third Securities, Inc. (the "Underwriters"), are acting as principals in this transaction.
                          MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated August 1, 2005 (the "Agreement"), between Merrill Lynch &Co.,
                          Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                          Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                                    Principal Amount of the Notes
                          ------------                                    -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith               $931,000,000
                                       Incorporated
                          Loop Capital Markets LLC                              $9,500,000
                          Fifth Third Securities, Inc.                          $9,500,000
                                                                                ----------
                                                                              $950,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:    0.35%

Dated:                    August 1, 2005

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